Exhibit 10.7

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LICENSE AND DISTRIBUTION AGREEMENT

THIS LICENSE AND DISTRIBUTION AGREEMENT (the “Agreement”), effective as of March 26, 2004 (the “Effective Date”) is entered into by and between Auxilium Pharmaceuticals, Inc. (“Auxilium”), a company incorporated under the laws of Delaware with offices at 160 W. Germantown Pike, Norristown, PA 19401, USA, and Ipsen Farmaceutica B.V. (“Ipsen”), a company incorporated under the laws of The Netherlands having a registered office at Hoofdweg Oostzijde 620, NL-2132 MJ Hoofddorp.

Whereas, Auxilium is engaged in the business of developing and marketing of pharmaceutical products; and

Whereas, Auxilium, pursuant to an agreement between Auxilium and Bentley Pharmaceuticals, Inc. dated May 31, 2000 ( the “Bentley Agreement”), has been granted a sole and exclusive license under Bentley IP Rights (as defined hereinafter) with the right to sub-license to make, have made, use and sell Products in certain territories, including the Territory (as hereinafter defined); and

Whereas, Auxilium is seeking a distributor of the Product in the Territory; and

Whereas, Ipsen has the marketing and sales force in the Territory to enable it to effectively market the Product in the Territory.

THE PARTIES DO HEREBY AGREE AS FOLLOWS:

1.	DEFINITIONS

1.1 “Accession States” mean Poland, Latvia, Estonia, Lithuania, Slovakia, Slovenia, Czech Republic, Hungary, Malta and Cyprus.

1.2 “Affiliate” of a Party means any business entity controlling, controlled by or under common control with that Party. “Control” means direct or indirect beneficial ownership of at least fifty percent (50%) of the voting or income interest in such entity.

1.3 “Auxilium IP Rights” means any and all Patent Rights claiming the Product or any patented Improvement either owned, licensed or otherwise controlled by Auxilium (including, for avoidance of doubt, the Bentley Patent Rights) and any and all present

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licenses to market and any and all information and any materials, including, without limitation, formulations, processes, techniques, formulas, biological, chemical, assay control and manufacturing, technical, pre-clinical, clinical or other data, methods, software, equipment designs, know-how including Bentley Know-How, trade secrets, and non-patented Improvements, tangible or intangible, that are owned, licensed to or otherwise controlled by Auxilium that relate to the development, formulation, manufacture and/or use of the Product.

1.4 “Bentley Know-How” means any and all present and future information and any materials, including, without limitation, formulations, processes, techniques, formulas, biological, chemical, assay control and manufacturing data, methods, software, equipment designs, know-how, and trade secrets, patentable or otherwise, tangible or intangible, that are owned or controlled by Bentley Pharmaceuticals, Inc. that relate to the preparation, purification, characterization, stabilization, processing, and formulation and/or use of a testosterone formulation containing CPE 215.

1.5 “Bentley IP Rights” means the Bentley Patent Rights and Bentley Know-How.

1.6 “Bentley Patent Rights” means the Patent Rights owned, licensed or controlled by Bentley Pharmaceuticals Inc. claiming the Product and any patented Improvements, as listed in Schedule 1.

1.7 “Binding Order” has the meaning set forth in Section 9.2.

1.8 “Calendar Quarter” means the respective period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.9 “Calendar Year” means any successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.10 “Commercial Sale” means the sale of Product whether by Ipsen or Ipsen’s Affiliate or Sub-licensee to an unaffiliated Third Party such as a wholesaler, distributor, managed care organization, hospital or pharmacy and shall exclude (i) any transfer of Product by Ipsen to an Affiliate or to a Sub-licensee and (ii) any distribution of Product for use in pre-clinical and clinical trials or as Samples.

1.11 “Competing Product” means all transdermal products containing testosterone as an active ingredient used for testosterone replacement therapy to restore serum testosterone in adult males with primary and secondary hypogonadism or such equivalent or similar indication.

1.12 “Confidential Information” has the meaning set forth in Section 15.

1.13 “Common Technical Document format” means the Common Technical Document format as defined by the International Conference on Harmonization.

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1.14 “Dollars” or “$” means United States currency unless otherwise specifically provided for herein.

1.15 “EU” means the current fifteen (15) member states of the European Union consisting of Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Portugal, Spain, Sweden, and United Kingdom.

1.16 “Field” means the use of Product for testosterone replacement therapy to restore serum testosterone in adult males with primary and secondary hypogonadism or such equivalent or similar indication as authorized on a country-by-country basis, and any additional indications based on the existing dossier which do not require extra development work (to the exclusion of regulatory work); such additional indications, if initiated by Ipsen, are subject to approval by Auxilium, which shall not be unreasonably withheld.

1.17 “Generic Competition” means on a country-by-country basis in the Territory, the sale or distribution by a Third Party of a Generic Product where the sales or distribution of such Generic Product by said Third Party for a Calendar Year are at least twenty (20) percent of the total sales of the Product in such country in such Calendar Year expressed in equivalent units.

1.18 “Generic Product” means a pharmaceutical product other than the Product that contains testosterone in combination with CPE 215, which is applied transdermally and which is approved by the relevant governmental authority in the relevant country .

1.19 “Improvement” shall mean any improvements and/or enhancements or other desirable change to the technical/pharmacological characteristics of the Product, whether patentable or not, including, without limitation, improvements or enhancements in the manufacture, formulation, ingredients, preparation, presentation, means of delivery or administration, dosage, use or packaging of Product developed by Auxilium and/or to which Auxilium has rights under the Bentley Agreement within the Field.

1.20 “Indemnified Party” has the meaning set forth in Section 17.3.

1.21 “Indemnifying Party” has the meaning set forth in Section 17.3.

1.22 “Ipsen Group” means Ipsen and its Affiliates.

1.23 “Launch” means the first Commercial Sale in the relevant countries of the Territory, as evidenced by the first payment received by Ipsen, its Affiliates or Sub-licensees in connection with this Commercial Sale on a country by country basis.

1.24 “Launch Stocks” has the meaning set forth in Section 9.2.2 of this Agreement.

1.25 “Major Market” means each of France, Germany, Spain, Italy, the United Kingdom, Poland, Russia, South Korea and China.

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1.26 “Marketing Authorizations” means the regulatory authorizations, excluding pricing, reimbursement, formulary and similar approvals, required to sell the Product in the Territory on a country basis.

1.27 “Marketing Authorization Application” means any registration or Marketing Authorization application, including any supplements or amendments thereto, such as foreign counterpart or comparable to a US New Drug Application pursuant to 21 CFR which a Party may file for the Product with the requisite Regulatory Authority in any jurisdiction.

1.28 “Net Sales” means the gross amount invoiced for the Product in such period by Ipsen, its Affiliates or Sub-licensees to Third Parties, in a Commercial Sale, to the extent actually paid, allowed, or accrued less deductions for the following: (a) returned goods; (b) trade and quantity discounts; (c) rebates, including payments in respect of any governmental subsidized programs, rebate payments given to wholesalers or other Ipsen buying groups, healthcare insurance carriers or other institutions; (d) sales, value added or other taxes actually paid or to be paid by Ipsen, not including taxes assessed on the income resulting from such sales; and (e) freight allowances, insurance and customs duties to the extent any of the foregoing are identified on the invoice for the Product, as set out in Ipsen Group’s consolidated accounts. If a Product is sold for consideration other than cash, the fair market value of such other consideration shall be included in Net Sales.

1.29 “New Indication(s)” means clinical indications, uses and applications for the Product other than what is included in the Field.

1.30 “Other Product(s)” means any product other than the Product and an Improvement, which contains testosterone as an active ingredient and which is either acquired or developed by Auxilium.

1.31 “P1” means the time period comprised between the date of the first Binding Order placed by Ipsen and December 31 of the same Calendar Year.

1.32 “Parties” means the Parties hereto collectively; and “Party” means any one of them.

1.33 “Patent Rights” means any patents, patent applications, certificates of invention, or applications for certificates or invention and any supplemental protection certificates together with any extensions, registrations, confirmations, reissues, substitutions, divisions, continuations or continuations-in-part, reexamination or renewals thereof.

1.34 “Product” means a pharmaceutical composition containing testosterone as the single active drug ingredient and CPE 215 which fall within the scope of any composition, method or claim of Auxilium IP Rights and which is intended to be applied topically, including TESTIM 1% testosterone gel.

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1.35 “Quarterly Forecast” has the meaning set forth in Section 9.2.

1.36 “Regulatory Approval” has the meaning set forth in Section 6.1.1.

1.37 “Regulatory Authority” means any government agency having the responsibility for granting product registrations and other government permits with respect to the marketing of the Product in the Territory.

1.38 “Sample” means Product delivered to Ipsen by Auxilium for distribution by Ipsen or otherwise, to healthcare professionals for trial use by patients at no cost to the patient and not for re-sale pursuant to applicable laws.

1.39 “Schedule(s)” refers to the Schedules attached to this Agreement and incorporated herein by this reference.

1.40 “Specifications” means the standards and specifications relating to the manufacture, testing and packaging of the Product, which shall be those approved by the FDA and the EMEA, as set forth in Schedule 2 attached hereto.

1.41 “Sub-licensee” means a Third Party to whom Ipsen or its Affiliates sublicenses, assigns or otherwise delegates some or all of their rights and obligations under this Agreement.

1.42 “Supply Price” means the price at which Auxilium shall sell a Unit of Product to Ipsen, Delivered Duty Unpaid at one single place in Europe Incoterms 2000, and Ipsen will pay for a Unit of Product.

1.43 “Term” has the meaning set forth in Section 14.

1.44 “Territory” means worldwide, excluding USA, Canada, Mexico and Japan, their territories and possessions.

1.45 “Third Party(ies)” means a person or an entity who or which is neither a Party nor an Affiliate of a Party nor a Sub-licensee.

1.46 “Trademark” means TESTIM.

1.47 “Transfer of Marketing Authorization” means the transfer by Auxilium to Ipsen of a Marketing Authorization originally granted to Auxilium, as evidenced by the receipt by Ipsen of the approval (under any form) from the relevant Regulatory Authority naming Ipsen as the holder of the Marketing Authorization for the Product and allowing Ipsen to market the Product in its jurisdiction. In the event this approval is conditional, the transfer shall be effective on the date of completion of such condition.

1.48 “Unit” means one box of thirty (30) single dose 5 gram tubes of Product.

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1.49 “Valid Claim” means any claim of a pending patent application which has not been abandoned or finally rejected without the right of appeal or which is not knowingly unpatentable, or any claim from an issued and unexpired patent included within the Bentley Patent Rights which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental authority of competent jurisdiction, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

1.50 “Y1 through Y9” means each consecutive Calendar Year after P1.

2.	LICENSE GRANT

2.1 License. Auxilium grants to Ipsen and Ipsen’s Affiliates an exclusive (even as to Auxilium), royalty-bearing, license right, with the right to grant sublicenses, to use and exploit Auxilium IP Rights to import, market, sell and distribute the Product, in the Territory, in the Field. Auxilium also grants to Ipsen the right to file Marketing Authorization Applications outside EU countries and to seek pricing and reimbursement approvals where required. Auxilium also grants to Ipsen an exclusive, royalty-bearing license right, with the right to grant sublicenses, to use the Trademark on and solely in connection with the commercialization of the Product throughout the Territory, in the Field.

2.2 Sublicense. Ipsen shall have the right to sub-license all its rights under this Agreement to a Third Party subject to prior written notification to Auxilium. Notwithstanding the foregoing, Ipsen shall remain responsible for complying and for ensuring that such Sub-licensees comply with this Agreement, all relevant laws, regulations and requirements relating to the importation, distribution, marketing, promotion and sale of the Product in the Territory. Any sub-license agreement shall contain terms and conditions that are not inconsistent with those of this Agreement.

3.	MARKETING AUTHORIZATIONS

3.1 EU Marketing Authorizations. Auxilium shall, at its cost, use commercially reasonable efforts to continue filing Marketing Authorization Applications in a timely manner in any country governed by the Mutual Recognition Procedure in the EU and shall keep Ipsen informed thereon as appropriate. All Marketing Authorizations in EU countries (“EU Marketing Authorizations”) so obtained by Auxilium shall be transferred to Ipsen promptly following grant. Ipsen shall hold these EU Marketing Authorizations in its name or in its Affiliates’ name. Auxilium acknowledges that Ipsen or its Affiliates will be the owner of such EU Marketing Authorizations. Ipsen will be responsible at its cost for the maintenance of the EU Marketing Authorizations during the Term and for filing all reports required to be filed in order to maintain any EU Marketing Authorizations. Ipsen shall not transfer EU Marketing Authorizations in any country to a Third Party without Auxilium’s prior written consent which shall not be unreasonably withheld or delayed. In the event Ipsen elects to relinquish the EU Marketing

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Authorization in any country, Ipsen shall inform Auxilium in a timely manner to effect the transfer of such Marketing Authorization to Auxilium and will assist Auxilium in the transfer of such Marketing Authorization to the name of Auxilium. Ipsen will inform Auxilium on a regular basis, at least once per year, of the regulatory status of the Product in the Territory. Ipsen agrees to promptly inform Auxilium of any material communication with any Regulatory Authority concerning the Product in the EU during the Term.

3.2 Non EU Marketing Authorizations.

3.2.1.	Promptly after execution of the Agreement, Auxilium shall transfer or have transferred to Ipsen regulatory data in the Common Technical Document format and such other documents available to Auxilium as may be necessary for Ipsen filing Marketing Authorization Applications in any non-EU country of the Territory. Ipsen will use reasonable commercial efforts to submit the non-EU Marketing Authorization Applications at its cost as promptly as reasonable after receiving such Common Technical Document and other documents from Auxilium, provided, however, that Auxilium acknowledges that Product potential may vary from country to country or change from time to time based upon availability of competing product as well as scientific, business, marketing and return on investment considerations. Consequently, Ipsen (and its Affiliates) may for such reasons elect not to (a) seek to obtain Marketing Authorization for every potential indication and (b) seek to obtain Marketing Authorization in all non EU countries of the Territory.

3.2.2.	Auxilium shall have the opportunity to review Ipsen’s draft responses to any disputed issues raised by any Regulatory Authority in connection with Ipsen’s Marketing Authorization Applications and Auxilium shall assist Ipsen in connection with these issues.

3.2.3.	Any Marketing Authorizations obtained by Ipsen in a non-EU country (the “Non EU Marketing Authorizations”) will be held in the name of Ipsen or its Affiliates. Auxilium acknowledges that Ipsen or its Affiliates will be the owner of such Non EU Marketing Authorizations. Ipsen will be responsible at its cost for the maintenance of the Non-EU Marketing Authorizations during the Term and for filing all reports required to be filed in order to maintain any Non EU Marketing Authorizations. Ipsen shall not transfer Non-EU Marketing Authorizations in any country to a Third Party without Ipsen giving prior written notice to Auxilium. In the event Ipsen elects to relinquish the Non-EU Marketing Authorization in any country, Ipsen shall inform Auxilium in a timely manner to effect the transfer of such Non-EU Marketing Authorization to Auxilium and will assist Auxilium in the transfer of such Non-EU Marketing Authorization to the name of Auxilium. Ipsen will inform Auxilium on a regular basis, at least once per year, of the regulatory status of the Product in Territory.

3.3 Cooperation. The Parties shall cooperate with each other in supplying data or

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documents that may be requested or required by the other Party with respect to government regulation, registrations, or approvals in a timely manner and in manner that does not jeopardize the gaining or maintaining of a Marketing Authorization and/or Regulatory Approval. The Parties shall also cooperate with each other to ensure a prompt and safe transfer of the EU Marketing Authorizations to Ipsen pursuant to Section 3.1 of this Agreement.

4.	ADDITIONAL RIGHTS AND OBLIGATIONS OF IPSEN

4.1 Distribution. Ipsen shall, through the use of sales people, technical service, promotional and distribution activities, employ commercially reasonable efforts to promote, market, sell and distribute the Product in the Territory. Ipsen acknowledges and agrees that it and its Affiliates, Sub-licensees and agents will promote, market and sell the Product only for the therapeutic indications for which Marketing Authorizations and other government approvals are granted in the Territory.

4.2 No Export Outside the Territory. Ipsen shall not seek customers, establish any branch, or maintain any distribution depot outside the Territory with respect to the Product. Ipsen shall not have the right to knowingly sell the Product outside the Territory and Ipsen agrees that it will make its commercially reasonable efforts to prevent sales of the Product outside of the Territory.

4.3 Exclusivity. During the first five (5) Calendar Years from the date of first Launch of the Product in the EU and the Accession States (together the “Enlarged EU”), in the event Ipsen, its Affiliates or Sub-licensees acquires rights to or promotes, markets, sells or distributes a Competing Product in any countries of the Enlarged EU, Auxilium shall have the right to convert the license granted hereunder to a non-exclusive license in the affected Enlarged EU country(ies) on a country by country basis, thereby permitting Auxilium to distribute or appoint an another distributor to distribute the Product in the affected Enlarged EU countries. In the event Ipsen, its Affiliates or Sub-licensees acquires rights to or promotes, markets, sells or distributes a Competing Product in a country other than an Enlarged EU country, Auxilium shall have the right to terminate this Agreement on a country by country basis with respect to the affected countries.

4.4 Pricing and Reimbursement. Ipsen will be solely responsible for conducting at its cost all formalities, steps and negotiation with Regulatory Authorities or any governmental entity in establishing the resale pricing and acquiring reimbursement for the Product in the Territory.

4.5 Additional Studies. If required or requested for the purpose of registering and/or commercializing the Product in any particular country in the Territory, Ipsen shall be authorized to conduct the required or requested pre-clinical, clinical or other studies, including Phase IV studies (collectively “Additional Studies”), relating to the Product, subject to prior written notification to Auxilium and subject to Sections 4.5.1 and 4.5.2 below.

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4.5.1.	Ipsen shall provide Auxilium with the study plans and/or protocols relating to such Additional Studies before such Additional Studies are started and Auxilium shall have the right to review and comment on such study Plans and/or protocols.

4.5.2	In the case where Additional Studies are requested by the Regulatory Authority of a country for the purpose of obtaining a Marketing Authorization and/or a Regulatory Approval, Auxilium shall not have the right to disagree with the performance of such Additional Studies. In any other cases, Auxilium shall have the right to disagree that Additional Studies should be performed if such Additional Studies may jeopardize the Product’s or Auxilium’s reputation or commercial position. Auxilium shall then promptly notify Ipsen in writing of its disagreement and the Parties shall negotiate in good faith concerning whether Additional Studies will be performed.

5.	OPTION RIGHTS

5.1	New Indication Option.

5.1.1	Option. Ipsen shall have an option to license New Indications from Auxilium under the terms and conditions set forth in Sections 5.1.2 -5.1.4 below (the “New IndicationOption”). Auxilium shall not be obligated to research and develop New Indications for the Product but, in the event Auxilium undertakes such research and development, Auxilium shall inform Ipsen of progress made with respect to such research and development of New Indications for the Product upon Ipsen’s request but at least semi-annually.

5.1.2	Notice. In the event Ipsen wishes to exercise the New Indication Option, Ipsen shall, within sixty (60) days of Auxilium providing Ipsen with all Phase II A results providing efficacy and safety for proof of concept and a proposal containing the main terms and conditions of an agreement to license the New Indication, notify Auxilium in writing of its decision to exercise or not the New Indication Option (the “New Indication Notice”). If the New Indication Notice is not received by Auxilium within such sixty (60) day period, the New Indication Option will expire and Auxilium shall be free to license such New Indication to a Third Party or to exploit it to its own use.

5.1.3	Agreement. If Auxilium receives Ipsen’s New Indication Notice within the required sixty (60) day period, the Parties will negotiate in good faith the terms and conditions of an appropriate license agreement (the “New Indication Agreement”) which will contain among other things a non compete clause which is equivalent to the field identified by that New Indication Agreement. In the event the Parties have not concluded a definitive New Indication Agreement within ninety (90) days after Ipsen has provided the New Indication Notice to Auxilium and unless the Parties agree to extend such time period, the New Indication Option shall expire, provided, however, that Auxilium shall not grant to any Third Parties license rights on the New Indication on terms that are less favorable to Auxilium

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than terms last offered by Ipsen without first providing Ipsen the right to consider the same terms for a period of sixty (60) days. In the event Ipsen does not accept the same terms within the prescribed time period, Auxilium shall be free to grant rights on such New Indication under any terms to any Third Party.

5.1.4	Exclusivity. Auxilium shall not offer to a Third Party in the Territory New Indication of the Product (i) if Ipsen has exercised the New Indication Option, during the one hundred and fifty (150) day period after Auxilium has provided the notification under Section 5.1.2 or earlier in the event the Parties mutually agree to terminate negotiations earlier; or (ii) if Ipsen did not exercise the New Indication Option, during sixty (60) day period after Auxilium has provided the notification under Section 5.1.2 or earlier in the event Ipsen notifies Auxilium before expiration of the sixty (60) day notice period that it declines to exercise the New Indication Option.

5.1.5	Reimbursement of Development Costs. In the event that Ipsen exercises the New Indication Option and the Parties execute a New Indication Agreement, Ipsen shall pay to Auxilium, upon execution of such New Indication Agreement, (i) reimbursement of [**] of the development costs relating to the development of this New Indication incurred by Auxilium up to the date of execution of the New Indication Agreement (the “Reimbursement Amount”), plus [**] of the Reimbursement Amount. The New Indication Agreement shall also provide that Ipsen will pay Auxilium [**] of development costs incurred by Auxilium as from the date of execution of the New Indication Agreement on a quarterly basis. Development costs shall be calculated as follows:

(a)	as regards external costs: at cost, upon production of the relevant invoices or other documentation directly related to the development costs;

(b)	as regards internal costs: FTE dedicated to development shall be valued at [**] per year.

Under the New Indication Agreement, the Parties will agree upon a development plan and a development budget stating in detail the development costs to be incurred by the Parties in relation to further development of the New Indication and the allocation of such development costs between the Parties. In case of disagreement between the Parties in this respect, Auxilium shall make the final decision, which shall be made in a reasonable manner.

5.2	Other Product Option

5.2.1	Option. Ipsen shall have an option to license Other Products from Auxilium under the terms and conditions set forth in Sections 5.2.2 -5.2.5 below (“Other ProductOption”). Auxilium shall not be obligated to research and develop and or acquire Other Products but in the event Auxilium undertakes to develop or acquire such Other Products, Auxilium shall promptly notify Ipsen of respectively (a)

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when the stage of development of an Other Product developed by Auxilium reaches end of Phase IIA and safety and efficacy for proof of concept data thereon are available to Auxilium or (b) upon acquisition of an Other Product where this Other Product is acquired at a post Phase IIA development stage (for avoidance of doubt, this includes products in the process of obtaining marketing approvals or products already marketed). In all cases, Auxilium’s notification shall provide all relevant data on the Other Product together with the relevant Phase IIA results to enable Ipsen to make its decision as regards the exercise of the Other Product Option and the main terms and conditions of an agreement to license the Other Product.

5.2.2	Notice. In the event Ipsen wishes to exercise the Other Product Option, Ipsen shall, within sixty (60) days of Auxilium providing Ipsen with Phase II A results providing proof of concept and a proposal containing the main terms and conditions of an agreement to license the Other Product, notify Auxilium in writing of its decision to exercise the Other Product Option (the “Notice”). If the Notice is not received by Auxilium within such sixty (60) day period, the Other Product Option will expire and Auxilium shall be free to license such other Product to a Third Party or to exploit it for its own use.

5.2.3	Agreement. If Auxilium receives Ipsen’s Other Product Notice within the required sixty (60) day period, the Parties will negotiate in good faith the terms and conditions of an appropriate license agreement which will contain among other provisions a non compete clause which field will be equivalent to the one of the license agreement. With respect to Other Products, in the event the Parties have not concluded a definitive agreement within ninety (90) days after receipt of the Other Product Notice, the Other Product Option shall expire.

5.2.4	Exclusivity. Auxilium shall not offer to a Third Party in the Territory Other Product (i) if Ipsen has exercised the Other Product Option, during the one hundred and fifty (150) day period after Auxilium has provided the notification under Section 5.2.1 or earlier in the event the Parties mutually agree to terminate negotiations earlier; or (ii) if Ipsen did not exercise the Other Product Option, during sixty (60) day period after Auxilium has provided the notification under Section 5.2.1 or earlier in the event Ipsen notifies Auxilium before expiration of the sixty (60) day notice period that it declines to exercise the Other Product Option.

5.2.5	Limitation. The Other Product Option shall not apply to those countries or to those Other Products where Auxilium commercializes the Other Product either by itself or through an Affiliate or to which Auxilium does not have the right to grant licenses.

5.3	Manufacturing Option

5.3.1	Auxilium grants to Ipsen an option under Auxilium IP Rights to make and have

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made the Product (the “Manufacturing Option”). Ipsen shall have the right to exercise the Manufacturing Option, without prejudice to other remedies (except in case of force majeure events), upon occurrence of any of the following events:

(a)	in case of failure of Auxilium to supply Products at the Supply Price provided in Section 9.10 of this Agreement; or

(b)	in case of failure of Auxilium to supply Ipsen with duly and timely forecasted and ordered requirements for the Product as provided in Section 9.8 of this Agreement.

5.3.2	Upon Ipsen’s exercise of the Manufacturing Option, Auxilium shall:

(a)	without the need for any further agreement, grant a license to Ipsen under all Auxilium IP Rights to make and have made the Product, and promptly transfer at Auxilium’s costs all technical information necessary for Ipsen to make or have made the Product ; and

(b)	Auxilium shall continue to supply Ipsen with the Product at then prevailing Supply Price as long as Ipsen is not in a position to make or have made the Product.

5.3.3	In the event Ipsen exercises the Manufacturing Option:

(a)	Ipsen undertakes to make or have made the Product in accordance with Product Specifications, validated manufacturing processes approved by Auxilium, cGMP, and all applicable laws and regulations in the Territory.

(b)	at Auxilium’s request, Ipsen will supply Auxilium with the Product to the North American market at price reflecting the reduced manufacturing cost under a supply agreement to be negotiated in good faith between the Parties.

6.	DILIGENCE

6.1	General.

6.1.1	Upon receipt by Ipsen of Marketing Authorizations or Transfer of Marketing Authorizations (as applicable with regards to the relevant country) and receipt of pricing and reimbursement approvals (where required) (together, the “Regulatory Approvals”) for the Product in countries in the Territory, Ipsen will use commercially reasonable efforts to diligently and promptly Launch, market, and sell the Product in such countries, provided that Ipsen shall have received the agreed quantities of Launch Stocks ordered in compliance with the provisions of Section 9 of this Agreement.

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6.1.2	Ipsen will use reasonable commercial efforts to Launch the Product in each of the Major Markets (except Germany and United Kingdom) of the Territory as soon as possible but no later than two (2) years following the date of receipt by Ipsen of the relevant Marketing Authorizations or relevant Transfer of Marketing Authorizations or, whenever pricing and reimbursements approvals are needed for the purpose of commercializing the Product in those Major Markets, the date of grant of Regulatory Approvals in the relevant Major Markets, provided, however, that Ipsen shall have received the agreed quantities of Launch Stocks ordered in compliance with the provisions of Section 9 of this Agreement. As regards Germany and United Kingdom, Ipsen will use reasonable commercial efforts to Launch the Product as soon as possible but no later than six (6) months following the Transfer of Marketing Authorizations for those countries or, if pricing and reimbursement approvals are needed for the purpose of the commercialization of the Product in these countries, the date of the grant of Regulatory Approvals in Germany or United Kingdom, provided,however, that Ipsen shall have received the agreed quantities of Launch Stocks ordered in compliance with the provisions of Section 9 of this Agreement.

6.1.3	Ipsen’s effort while Launching, marketing and selling the Product shall be consistent with the same level of effort that it would apply to a product of its own in a comparable market. However, Auxilium acknowledges that Product potential may vary from country to country or change from time to time based upon availability of competing product as well as scientific, business, marketing and return on investment considerations. Consequently, Ipsen (and its Affiliates) may for such reasons elect not to (a) seek to obtain Marketing Authorization and/or Regulatory Approval for every potential indication, or (b) seek to market all approved dosage forms of Product in every country of the Territory, or (c) seek to market Product in every country of the Territory. Such election by Ipsen not to perform any of these activities in any country of the Territory shall not be a breach of the Agreement.

6.2 In the event Ipsen has not used its commercial reasonable efforts to Launch the Product in accordance with the terms and conditions set out in Section 6.1.2 or in the event Ipsen notifies Auxilium in writing that either (a) Ipsen elects not to initiate activities to obtain Marketing Authorization and/or Regulatory Approval in Poland, Russia, South Korea or China within one (1) year from the date Ipsen receives the Common Technical Document from Auxilium or (b) Ipsen elects to terminate commercialization of the Product from market in one or more of the Major Markets, Auxilium may terminate this Agreement with respect to the affected Major Markets. Ipsen shall promptly take all actions necessary to transfer, to Auxilium or its designee, the Marketing Authorizations and/or Regulatory Approvals and other documents necessary to market the Product in the affected Major Markets. Auxilium may decide either to distribute the Product itself or to appoint a distributor in the affected Major Markets, provided, however, that in the case where these Major Markets are Russia, China and South Korea, Auxilium shall ensure that the commercialization of the Product in those countries does not prejudice the commercialization of the Product in the other countries within the Territory.

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6.3	Minimum Sales.

6.3.1	Ipsen shall achieve minimum sales for Germany, France, Italy, Spain and United Kingdom calculated (a) globally (the “Global Minimum Sales”) and (b) on a country-by-country basis (the “Country MinimumSales”) as detailed in the attached Schedule 3 and as set out in Section 6.3.2. A Country Minimum Sale will be reduced by half in case of Generic Competition in the relevant country and the Global Minimum Sales will also be reduced accordingly.

6.3.2	In the event Ipsen fails in any two consecutive twelve (12) month periods to achieve the Global Minimum Sales requirements and one or more of the Country Minimum Sales requirements (except for force majeure reasons), Auxilium will have the right to co-promote the Product either by itself or though a Third Party acceptable to Ipsen for the country (ies) where Ipsen failed to meet the Country Minimum Sales requirement and Auxilium will notify Ipsen of its decision as promptly as possible. Such co-promotion arrangement shall be on a 50/50 basis for a minimum period of five (5) years. Both Parties agree to negotiate a co-promotion agreement in good faith under commercially reasonable terms within one hundred and twenty (120) days as from such notification by Auxilium. In case of disagreement of the Parties on the terms of such co-promotion agreement, the Parties will refer to a Third Party expert agreeable to both Parties. This Third Party expert will determine the terms and conditions of the co-promotion relationship between the Parties.

7.	GOVERNANCE/COMMUNICATION

7.1	Joint Committee. Promptly after execution of the Agreement, each Party will appoint two (2) members of a joint committee which will meet at least twice a year and which will be responsible for exchanging information with respect to the marketing and commercialisation of the Product in and outside the Territory and facilitating communication between the Parties. In addition, Auxilium shall inform this joint committee of development or acquisition relating to Improvements, Other Products or New Indications as provided in Sections 5.1.1 and 5.2.1 of this Agreement.

7.2	Marketing and Sales Reports, Forecasts.

7.2.1	Once distribution of Product begins, Ipsen shall provide to Auxilium by a mutually agreed date not to be later than December 31 of each Calendar Year, copies of annual marketing plans for the subsequent Calendar Year for the Product in the Major Markets generated by Ipsen, its Affiliates or Sub-licensees consistent with Ipsen’s, its Affiliates or Sub-licensees internal planning and budgetary procedures. Such plans shall include, without limitation, total Net Sales forecasts, Sample needs forecasts, and the advertising and promotion budget for the Product by

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country for each country where the product will be marketed during the following Calendar Year. Auxilium shall have the right to review and comment upon the marketing plans. Ipsen shall also provide to Auxilium by March 31 of each Calendar Year a three (3) year strategic plan for the Product in the Major Markets. Such plan shall include a description of the marketing and sales activities to be conducted by Ipsen and a three (3) year estimated sales forecast for the Product.

7.2.2	Ipsen shall also provide to Auxilium sixty (60) days after the end of the second and fourth Calendar Quarter for each Calendar Year, a written sales report which includes the following information:

(a)	a statement of total Net Sales and market share of the Product in major countries in the Territory set forth in Schedule 3 for the six (6) month period covered by the report to the extent those information are available. For purposes of calculating market share, the market shall consist of androgen replacement therapy products included in the ATC 3 classification G03B.

(b)	a description of sales promotions related to the Product for countries set forth in Schedule 3.

7.2.3	Ipsen shall use reasonable commercial efforts to provide Auxilium with (a) a quarterly written estimate of Net Sales in the Territory not later than thirty (30) days after the last day of each Calendar Quarter and (b) a quarterly written summary of total Net Sales in the Territory and separately for those countries identified in Schedule 3 not later than sixty (60) days after the last day of each Calendar Quarter.

7.3	Promotional and Training Material. As reasonably requested by Ipsen, Auxilium shall provide Ipsen, at no cost to Ipsen, with samples of its United States promotional and sales training materials for the Product. Ipsen shall be responsible, at its cost, to adapt or prepare such materials for use in the Territory. Auxilium hereby delegates to Ipsen any responsibility for compliance with all legal and regulatory requirements in the Territory with respect to promotional and/or training materials related to the Product. Ipsen shall provide Auxilium with copies of its final promotional and sales training materials related to the Product.

8.	ADVERSE EVENTS, RECALLS AND OTHER REGULATORY MATTERS

8.1	Contact Persons. Each Party shall inform the other Party of a contact person for Regulatory Affairs and a contact person for Pharmacovigilence, along with such person’s phone number and other pertinent information. Each Party shall promptly inform the other Party if the contact person changes.

8.2	General. The Parties will collaborate to agree and implement within one hundred and twenty (120) days following the Effective Date, a separate agreement concerning

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pharmacovigilence responsibilities, including without limitation, procedures for managing adverse event information and product recall procedures in compliance with applicable laws and regulations.

8.3	Product Recall.

8.3.1	Regulatory Recall. If any governmental or regulatory authority having jurisdiction in the Territory requires either Party to this Agreement to recall any of the Product, such Party shall immediately give written notice to the other of such action and all particulars thereof and review with the other the proposed manner in which the recall is to be carried out. Both Parties agree to advise and cooperate with the other to assist with the recall process.

8.3.2	Voluntary Recall. Each Party shall notify the other Party in writing of any facts relating to the advisability of a voluntary recall or withdrawal of the Product from any market. Auxilium shall have the right, acting reasonably, to initiate a voluntary recall in the countries in which it holds the Marketing Authorizations. In case of a voluntary recall initiated by Auxilium, Auxilium shall immediately give written notice to Ipsen of such action and all particulars thereof and review with Ipsen the proposed manner in which the recall is to be carried out. In the event Ipsen reasonably believes a voluntary Product recall or withdrawal in the Territory should be made for reasons of patient safety, Ipsen shall promptly notify Auxilium of its belief in writing and provide Auxilium with all supporting information or documentation. Auxilium’s approval must be obtained in writing, within a time period reasonable in the specific circumstance, for any voluntary recall and any notice of or letters relating to any recall. In the event that Ipsen and Auxilium cannot agree that a voluntary recall should be made for safety reasons and Ipsen decides to definitively withdraw from marketing the Product for product safety related concerns (such as pharmacovigilence issues) in any country in the Territory, Ipsen shall not take any action towards voluntarily withdrawing the Product from the market but Ipsen shall revert all license rights as granted under Section 2 of this Agreement with respect to the affected countries to Auxilium in a timely manner.

8.3.3	Responsibilities. Ipsen shall have an established system to ascertain all recipients (including names and addresses) of Product by lot number and quantity.

8.3.4	Costs and Expenses. In the cases involving a recall or removal of Product supplied by Auxilium, all costs and expenses of such recall or removal, including, without limitation, expenses and other costs or obligations to Third Parties will be met by Auxilium, except that Ipsen shall be responsible for all costs and expenses of any recall or removal if such recall or removal is caused by (a) Ipsen’s, its Affliates’ or its Sub-licensees’ gross negligence, willful malfeasance or breach of this Agreement; (b) Ipsen’s, its Affiliates’ or its Sub-licensees’ storage or handling of the Product; or (c) labeling defects in countries where Ipsen, its Affiliates or Sublicensees hold the Marketing Authorizations; or (d) any claim of failure by

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Ipsen, its Affiliates or its Sub-licensees to comply with legal and/or governmental regulatory requirements relating to the Product. In the cases involving a recall or removal of Product which Ipsen manufactures or has manufactured, all costs and expenses of such recall or removal, including, without limitation, expenses and other costs or obligations to third Parties will be met by Ipsen, except that Auxilium shall be responsible for all costs and expenses of any recall or removal if such recall or removal is caused by (a) design defects in the Product; (b) labeling defects in countries where Auxilium holds the Marketing Authorizations; (c) Auxilium’s gross negligence, willful malfeasance or breach of this Agreement; or (d) any claim of failure by Auxilium to comply with legal and/or governmental regulatory requirements relating to the Product.

9.	SUPPLY, FORECASTS AND ORDERING

The Parties will collaborate to agree to and implement within one hundred and twenty (120) days following the Effective Date (which period can be extended by mutual consent of the Parties), a separate agreement relating to the manufacturing and supply of the Product to be executed by and between Auxilium and Ipsen or one of its Affiliates ( the “Supply Agreement”) and a separate agreement to be executed by and between Auxilium and Ipsen or one of its Affiliates relating to technical requirements including without limitation quality assurance, complaints and batch recall, control of material, analytical testing and validation of the Product. These two agreements will include (without limitation) the following provisions:

9.1 Supply. Ipsen shall purchase all of its requirements for the Product in the Territory from Auxilium unless Ipsen exercises the Manufacturing Option pursuant to Section 5.3 of this Agreement. Auxilium shall supply Ipsen with all Ipsen’s requirements for the Product in the Territory (which shall be deemed to include all of the requirements of Ipsen’s Affiliates) in conformity with the Specifications and Auxilium shall ensure the timely supply to Ipsen or its designees of such requirements.

9.2 Ordering. Ipsen shall provide Auxilium with a four (4) Calendar Quarter forecast reflecting the estimated demand for Product and Samples for a twelve (12) month period. This forecast shall be updated by Ipsen on a rolling quarterly basis (“Quarterly Forecast”). Ipsen’s first Quarterly Forecast shall be submitted no later than ninety (90) days before anticipated first Launch and subsequent Quarterly Forecasts shall be submitted on a rolling basis, once per Calendar Quarter no later than the end of the then current Calendar Quarter. Each Quarterly Forecast issued by Ipsen to Auxilium pursuant to the terms hereof will be accompanied by a firm purchase order in a form mutually acceptable to both Parties for the same quantity as set out in the first Calendar Quarter of the Quarterly Forecast. This firm purchase order shall constitute a binding order for Product and Samples (“Binding Order”).

9.2.1	Each Binding Order shall consist of a minimum order of [**] batch of Product ([**] Units). Each Binding Order may allocate Units for individual countries with specific packaging and labeling, provided, however, that the

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minimum number of Units that may be allocated for individual countries in any Binding Order shall be agreed to by the Parties in the Supply Agreement.

9.2.2	No later than four (4) months prior to an anticipated Marketing Authorizations, Transfer of Marketing Authorizations and/or Regulatory Approvals in the first country(ies) in the Territory, the Parties shall discuss and agree upon the manufacture and supply of specific quantities of stocks for launch of the Product in such countries of the Territory (the “Launch Stocks”).

9.3 Packaging and Labeling. Product and Samples will be supplied to Ipsen with specific country packaging, labeling and livery specification in compliance with specific regulatory requirements for each country where the Product is distributed by Ipsen. Both Parties will cooperate and use their best efforts with the relevant Regulatory Authorities to minimize country specific packaging and labeling requirements with the goal of utilizing multi-language, multi-country packaging with a view to minimize cost thereof.To the extent acceptable to the relevant Regulatory Authorities, package labeling shall include the phrase “licensed by Auxilium”.

9.4 Excess Quantities. Auxilium shall make its commercially reasonable efforts to provide Ipsen with any requirement up to one hundred twenty percent (120%) of the amount forecasted for the same period in the preceding Quarterly Forecast. If a requirement is higher than 120% of such preceding Quarterly Forecast (“Excess Quantities”), the Parties will negotiate in good faith concerning whether Auxilium will supply such Excess Quantities. In the event that Auxilium, despite the use of good faith efforts, is unable to supply such Excess Quantities to Ipsen, such inability to supply shall not constitute a breach of the Auxilium’s obligations under this Section 9.

9.5 Orders for Samples. Forecasting and ordering for Samples shall be done in accordance with Sections 9.2 above. Demand quantities for Samples shall be included in the Quarterly Forecast as a separate line item. Ipsen shall include a plan for forecasting, ordering and distribution of Samples in its marketing plans in accordance with Section 7.2, above.

9.6 Delivery Terms. Auxilium shall deliver the Product and Samples ordered in accordance with Sections 9.1 -9.5 of this Agreement to Ipsen or its designee DDU Incoterms 2000 at Ipsen’s warehouse in Dreux (France) (“Ipsen’s Warehouse”). Ipsen may decide to change the place of delivery of the Product within the EU and shall so notify Auxilium at least six (6) months in advance. All Product supplied by Auxilium to Ipsen shall have at least eighteen (18) months of valid shelf life as determined by the expiry date marked on the Product at the time of manufacture.

9.7 Release Testing. If required, all Products supplied by Auxilium shall be tested and released by Auxilium in the EU until such time as Transfer of the Marketing Authorization occurs in at least one EU country and such Marketing Authorization is amended to identify Ipsen as the importer of the Product. Thereafter, if required, all Products supplied by Auxilium shall be tested and released in the EU by Ipsen, provided,

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however, that Auxilium shall reimburse Ipsen for laboratory fees for such release testing not to exceed four hundred twenty-five pounds (£ 425) for the first batch of Product and three hundred fifty-five pounds (£ 355) for subsequent batches received in the same shipment. Testing and release of Product in non-EU countries, if required, shall be performed by Ipsen at its sole cost and expense.

9.8 Inability to Supply. In the event that Auxilium is unable, for any reason not related to a failure by Ipsen to comply with the ordering provisions of this agreement, to supply the full amount of Product requested in a Binding Order, Auxilium shall notify Ipsen of such shortage as soon as possible and the Parties shall negotiate in good faith to determine when and to what extent Product can be supplied to Ipsen. If it becomes apparent that the delivery date will be missed by more than ninety (90) days, Ipsen is entitled to exercise the Manufacturing Option in accordance with 5.3.

9.9 Buffer Inventory. The Parties will provide in the Supply Agreement how and which Party will maintain a buffer inventory of raw material and of finished Products.

9.10 Product Returns. Ipsen shall be responsible for all costs associated with the return of any Auxilium supplied Product from the field to Ipsen, with the exceptions that Auxilium shall be responsible for the cost of all such Product returned to Ipsen from the field due to non-conformance of the Product with the Specifications at any time prior to the expiry date marked on the Product, as long as such failure to conform to Specifications is not the result of improper handling or storage of the Product after delivery to Ipsen’s Warehouse. In the event non-conforming, unexpired Auxilium supplied Product is returned to Auxilium by Ipsen, Auxilium shall issue a full refund or an equivalent credit for the Supply Price paid for all such Product, and any expenses incurred in its return, within sixty (60) days of receipt of such Product.

9.11 Supply Price. The initial Supply Price is [**] and shall remain in effect until the end of P1. Thereafter, Supply Prices shall be set as a function of Ipsen’s annual purchase volumes as indicated by the table set forth in Schedule 4. A forecast Supply Price for each Calendar Year shall be charged by Auxilium on the basis of the demand forecast Ipsen has submitted for the said Calendar Year (the “Forecasted Supply Price”). During the first Calendar Quarter of each Calendar Year, the Parties shall reconcile Ipsen’s demand forecast with its actual purchases for the previous Calendar Year and the Supply Price in Schedule 4 corresponding to Ipsen’s actual purchase volumes shall apply (the “Actual Supply Price”). In the event such reconciliation establishes that the Forecasted Supply Price is higher than the Actual Supply Price for that Calendar Year, Auxilium shall pay Ipsen the difference between the Forecasted Supply Price and the Actual Supply Price within thirty (30) days of the completion of the reconciliation. In the event the reconciliation establishes that the Forecasted Supply Price is lower than the Actual Supply Price for that Calendar Year, Ipsen shall pay Auxilium the difference between the Forecasted Supply Price and the Actual Supply Price within thirty (30) days of the completion of the reconciliation.

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Notwithstanding the foregoing, Auxilium undertakes to make its reasonable commercial efforts to reduce the Supply Price of the Product below the Supply Prices referred to in Schedule 4 and sooner than the relevant deadlines stated therein.

9.12 Sample Cost. Ipsen shall be entitled to purchase Samples from Auxilium at Auxilium’s fully absorbed cost (“Sample Cost”). Auxilium’s Sample Cost shall include the cost of shipping the samples from Auxilium to Ipsen’s Warehouse.

10.	PAYMENTS

In consideration of the rights granted by and undertakings of Auxilium under this Agreement, Ipsen shall make the following payments to Auxilium in accordance with the payment schedules, terms and conditions set forth in Sections 10.1 through 10.4 below.

10.1 Milestone Payments. Ipsen shall make the following non-refundable milestone payments in US Dollars by wire transfer within thirty (30) days following the occurrence of the following events:

10.1.1	Up-Front Payment. Ipsen shall pay Auxilium [**] upon execution of this Agreement by both Parties.

10.1.2	Event based payments. Auxilium shall notify Ipsen reasonably in advance as to when the Transfer of Marketing Authorizations shall occur. Ipsen shall notify Auxilium reasonably in advance as to when the Launch of the Product in a country within the Territory shall occur.

(a)	Ipsen shall pay Auxilium [**] per country upon Transfer of Marketing Authorizations to Ipsen in each of France, Germany, Spain, Italy and the United Kingdom.

(b)	Ipsen shall pay Auxilium [**] per each country upon Transfer of Marketing Authorizations to Ipsen in each of Austria, Belgium, Denmark, Finland, Greece, Ireland, Luxembourg, Netherlands, Portugal and Sweden.

(c)	Ipsen shall pay Auxilium [**] per country upon Launch of the Product in each of France, Germany, Spain, Italy and the United Kingdom

(d)	Ipsen shall pay Auxilium [**] upon the first Launch of the Product in a non EU country.

(e)	Ipsen shall pay Auxilium [**] per country upon the earlier of granting of the Regulatory Approvals or Launch of the Product in each of Poland, Russia, South Korea and China.

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10.1.3	Supply Price Reductions

(a)	In the event Auxilium notifies Ipsen in writing that it is able to supply Ipsen with Products at a Supply Price of [**] on or before the end of P1 irrespective of any consideration to volumes of Product actually purchased by Ipsen, Ipsen will pay Auxilium [**] within thirty (30) days following the receipt by Ipsen of the first Product delivery invoiced at this new Supply Price.

(b)	In the event Auxilium notifies Ipsen in writing that it is able to supply Ipsen with Products at a Supply Price of [**] on or before the end of Y3 irrespective of any consideration to volumes of Product actually purchased by Ipsen, Ipsen will pay Auxilium[ **] within thirty (30) days following the receipt by Ipsen of the first Product delivery invoiced at this new Supply Price.

Auxilium, after having reduced the Supply Price as indicated above and having received the corresponding milestone payments, may be authorized by Ipsen to increase the Supply Price to a price to be jointly agreed by the Parties acting in good faith. In which case, Auxilium will be required to refund to Ipsen any milestone payments so received. In case of failure of the Parties to reach an agreement as to the new increased Supply Price, the Supply Price set forth in the table in Schedule 4 of this Agreement will apply for the period indicated in that table and the milestone payments shall be refunded to Ipsen.

10.2	Royalty Payments

10.2.1	Ipsen shall pay to Auxilium the following royalties, calculated on a country-by-country basis, in countries within the Territory:

(a)	[**] of Net Sales of Product in countries where and for so long as the Product is covered by a Valid Claim under the Bentley Patent Rights;

(b)	[**] of Net Sales of Product in countries where there is no Valid Claim under the Bentley Patent Rights.

10.2.2	Term of Royalties. Ipsen’s obligation to pay royalties to Auxilium under Section 10.2.1 shall expire on a country-by-country basis upon the later of: (i) the date on which the sale of such Product ceases to be covered by a Valid Claim under the Bentley Patent Rights in such country or (ii) ten (10) years from the date of Launch of the Product in such country. Upon expiration of Ipsen’s royalty obligations in a country with respect to the Product, Ipsen shall be granted a fully paid-up, irrevocable and perpetual non-exclusive license under all Auxilium IP Rights and a fully paid-up, irrevocable and perpetual exclusive license under the Trademark with respect to such country.

10.2.3	Increase of Royalty Payments. In the event Auxilium is able to achieve a 10% reduction of the [**] Supply Price (as set out in Schedule 4) without any consideration of volumes actually purchased by Ipsen, Ipsen will pay Auxilium an additional royalty of [**] of Net Sales. In the event Auxilium is able to achieve a

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20% reduction of the [**] Supply Price (as set out in Schedule 4) without consideration of volumes actually purchased by Ipsen, Ipsen will pay Auxilium an additional royalty of [**] of Net Sales, totaling [**] of Net Sales.

10.2.4	Reduction of Royalty Payments.

(a)	Generic Product. In the event Generic Competition exists in any country in the Territory, the applicable royalty rates that would otherwise have been payable under Section 10.2 in such country shall be reduced by half.

(b)	Third Party Blocking Intellectual Property. Royalty payments shall be also reduced in accordance with the terms and conditions set out in Section 12.5.3.

10.2.5. Payment Terms on Royalties. Royalty Payments shall be paid within sixty (60) days of the last day of the Calendar Quarter in which Ipsen, its Affiliates or its Sub-licensee sells Product. Such payment shall be accompanied by a report of sales of the Product for the Calendar Quarter in the format jointly agreed by the Parties. Payments not made within the sixty (60) day time period, or otherwise as specifically provided for herein, shall bear interest after the due date at the lesser of (a) the maximum rate allowed by law and (b) the prime rate (as it may be set from time to time) set forth in the Wall Street Journal, plus two (2) percentage points. Ipsen will pay royalties to Auxilium by wire transfer in Euros.

10.3 Payment Terms on Supply Price and Samples. Except as otherwise specifically provided for herein, Ipsen shall pay Auxilium within thirty (30) days of receipt of Product and Samples. Payments not made within the thirty (30) day period, or otherwise as specifically provided for herein, shall bear interest after the due date at the lesser of (a) the maximum rate allowed by law and (b) the prime rate (as it may be set from time to time) set forth in the Wall Street Journal, plus two (2) percentage points. Ipsen will pay Auxilium by wire transfer in US Dollars.

10.4 Taxes. Each Party shall pay all sales, turnover, income, revenue, value added and other taxes levied on account of payments accruing or made to it under this Agreement. If provision is made by law or regulation of any country of the Territory for withholding taxes of any type, levies or other charges with respect to any amounts payable under this Agreement by Ipsen to Auxilium, Ipsen shall promptly pay such tax, levy or charge for and on behalf of Auxilium to the proper governmental authority and shall promptly furnish Auxilium with a signed original receipt for any such taxes paid or other documents necessary to enable Auxilium to claim available tax credits or exemptions. Ipsen shall have the right to deduct any such tax, levy or charge actually paid from payment due to Auxilium or be promptly reimbursed by Auxilium if no further payments are due by Auxilium. Ipsen agrees to assist Auxilium in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

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11.	AUDIT.

Ipsen shall keep adequate records in sufficient detail to enable the payments due from Ipsen hereunder to be determined. Upon reasonable advance notice and during regular business hours, Auxilium shall be permitted to audit Ipsen’s books and records with respect to the Product and Samples to ensure that the information provided to Auxilium by Ipsen concerning Net Sales is accurate. Any audits conducted hereunder will be paid for by Auxilium; provided, however, that if an audit reveals that Ipsen has underpaid royalties to Auxilium by more than ten percent (10%), Ipsen will be responsible for the cost of such audit. Any external audit firm appointed by Auxilium for this purpose shall be an internationally recognized audit firm and shall be bound by confidentiality obligations similar to those in Section 15 of this Agreement.

12.	TRADEMARKS AND INTELLECTUAL PROPERTY RIGHTS

12.1	Trademarks. The Product will be marketed in the Territory under the Trademark. In specific countries where the use of the Trademark is not permitted by law or is not appropriate including for reasons relating to language or custom, Ipsen shall have the possibility to use a different trademark, subject to Auxilium’s prior written approval which shall not be unreasonably withheld or delayed. Auxilium shall be responsible for securing and for maintaining registrations for the Trademark in the Territory and shall use reasonable commercial efforts in that regard, provided, however, that Auxilium shall not be deemed to have breached this Agreement if it is unable to obtain registration of the Trademark in every country in the Territory. In the event, despite its reasonable commercial efforts, Auxilium is unable to obtain or maintain registrations for the Trademark in some country (ies) in the Territory, the Parties shall negotiate in good faith concerning the use of such other trademarks as may be available for marketing the Product in those countries.

12.1.1	Packaging and Promotional Materials. With respect to all packaging, labeling and inserts for use in the Territory, the Trademark shall be prominently featured.

12.1.2	Enforcement. Ipsen and Auxilium shall cooperate with each other and use reasonable efforts to protect the Trademark from infringement by Third Parties. Without limiting the foregoing, each Party shall promptly notify the other Party of any known, threatened or suspected infringement, imitation or unauthorized use of or unfair competition relating to the Trademark. Auxilium shall have the first right to determine in its discretion whether to and to what extent to institute, prosecute and/or defend any action or proceedings involving or affecting any rights relating to the Trademark. Upon Auxilium’s reasonable request, Ipsen shall cooperate with and assist Auxilium in any of Auxilium’s enforcement efforts with respect to the Trademark. Auxilium shall promptly inform Ipsen if Auxilium elects not to take action against any actual or suspected infringement of the Trademark, in which case, Ipsen shall then have the right, but not the obligation, to bring or assume control of any action against the allegedly infringing Third Party as Ipsen

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determines may be necessary, provided, however, that Ipsen shall not enter into any settlement or compromise of any claim relating to the Trademark licensed hereunder without the prior written consent of Auxilium. In the event that Ipsen brings or assumes control of any such action, then Auxilium agrees to reasonably assist Ipsen in connection therewith. In either case, the Party that initiated and prosecuted, or maintained the defense of the action shall bear all of costs and expenses (including reasonable attorneys’ fees) incurred in connection with the action and shall be entitled to recoup those amounts in the event of recovery, by settlement or otherwise. The amount of any recovery remaining shall be shared equally by the Parties.

12.1.3	Avoidance of Confusion. Ipsen shall not market, promote, sell and/or distribute anywhere in the Territory, or authorize or permit another to market, promote, sell and/or distribute anywhere in the Territory, any product other than Product under the Trademark or any confusingly similar trademark. Ipsen shall not, directly or indirectly, contest the validity of or Auxilium’s rights in the Trademark anywhere in the Territory or assist any Third Party in doing so. In the event that actual confusion should arise, or either Party reasonably believes that a likelihood of confusion may arise, in connection with the Parties’ respective uses of the Trademark, the Parties will fully cooperate in an effort to eliminate such confusion and to avoid the possibility of such a likelihood of confusion.

12.2	Bentley Patent Rights. Subject to legal and contractual limitations imposed upon Auxilium as the licensee of the Bentley Patent Rights, Auxilium will take all commercially reasonable actions necessary to file, prosecute and maintain patent protection for the Product in the Territory during the Term. In the event that Bentley Pharmaceuticals Inc. abandons the Bentley Patents Rights, pursuant to the terms of the Bentley Agreement, as amended, the Bentley Patent Rights shall, at Auxilium’s option, be assigned to either Auxilium or Ipsen. In the event the Bentley Patent Rights are assigned to Ipsen, Ipsen shall bear the cost connected to any such assignment and shall file, prosecute and maintain at its own cost and expense or shall have filed, prosecuted and maintained the Bentley Patent Rights. In the event the Bentley Patent Rights are assigned to Auxilium, Auxilium shall file, prosecute and maintain at its own cost and expense or shall have filed, prosecuted and maintained the Bentley Patent Rights. In the event that Auxilium decides thereafter to abandon the Bentley Patent Rights, Auxilium agrees that it will offer to assign to Ipsen, free of charge, any such Bentley Patent Rights prior to effectuating the abandonment. In such case, Ipsen will bear the costs connected to any assignment hereunder.

12.3	Quality Assurance. Auxilium reserves the right to inspect Ipsen’s facilities and methods of handling the Product for quality assurance purposes. In the event that Auxilium has an issue with Ipsen’s facilities or handling methods, the Parties acting reasonably will work together to address Auxilium’s concerns in a mutually agreeable manner.

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12.4	Third Party Infringement of Auxilium IP Rights

12.4.1	Each Party shall promptly give the other Party notice of any suspected infringement in the Territory of any patent application or patent included in the Auxilium IP Rights that comes to such Party’s attention. The Parties will thereafter consult and cooperate fully to determine a course of action, including, without limitation, the commencement of legal action by any Party. However, as between the Parties, Auxilium, subject to legal and contractual limitations imposed upon it as the licensee of the Bentley Patent Rights, shall have the first right to initiate and prosecute such legal action at its own expense and in the name of Auxilium and/or Ipsen, or to control the defense of any declaratory judgment action relating to Auxilium IP Rights. Auxilium shall promptly inform Ipsen if Auxilium elects not to exercise such first right, in which case Ipsen shall thereafter have the right either to initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of Auxilium and, if necessary, Ipsen, provided, however, that Ipsen shall not enter into any settlement or compromise of any claim relating to the Auxilium IP Rights licensed hereunder without the prior written consent of Auxilium. If Auxilium elects not to initiate and prosecute an infringement or defend a declaratory judgment action in any country in the Territory and Ipsen elects to do so, the cost of any agreed-upon course of action, including the costs of any legal action commenced or any declaratory judgment action defended, shall be borne solely by Ipsen.

12.4.2	If one Party elects to institute a legal proceeding to enforce Auxilium IP Rights against an alleged infringing party, the other Party shall fully cooperate with and supply all assistance reasonably requested by the Party instituting such proceeding. Any recovery or award obtained by either Party as a result of any such action or settlement shall be shared as follows:

(a)	if Auxilium initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining then shall be retained by Auxilium; and

(b)	if Ipsen initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining shall be retained by Ipsen, except that Auxilium shall receive a portion equivalent to the royalties it would have received in accordance with the terms of this Agreement as if such amount were Net Sales of Ipsen.

12.4.3	For any such legal action or defense, in the event that any Party is unable to initiate, prosecute, or defend such action solely in its own name, the other Party will join such action voluntarily and will execute all documents necessary for the Party to prosecute, defend and maintain such action. In connection with any such action, the Parties will cooperate fully and will provide each other with any information or assistance that either reasonably may request. Any recovery or award obtained by either Party as a result of any such action or settlement shall be shared as follows:

(a)	the Party that initiated and prosecuted, or maintained the defense of, the action shall recoup all of its costs and expenses (including reasonable attorneys’ fees) incurred in connection with the action, whether the recovery is by settlement or otherwise;

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(b)	the other Party then shall, to the extent possible, recover its costs and expenses (including reasonable attorneys’ fees) incurred in connection with the action;

(c)	if Auxilium initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining then shall be retained by Auxilium; and

(d)	if Ipsen initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining shall be retained by Ipsen, except that Auxilium shall receive a portion equivalent to the royalties it would have received in accordance with the terms of this Agreement as if such amount were Net Sales of Ipsen.

12.5	Third Party Intellectual Property

12.5.1	Notice. In the event that a Party becomes aware of any claim that the practice by either Party of Auxilium IP Rights hereunder infringes the intellectual property rights of any Third Party, such Party shall promptly notify the other Party.

12.5.2	Action. As between the Parties, Auxilium shall have the first right, but not the obligation, to defend the Parties against any claim by a Third Party that the development, manufacture, use, sale, offer for sale, export or import of Product in the Territory infringes Third Party intellectual property rights. Ipsen shall have the right to participate in the defense of such claim but shall not take any position inconsistent with Auxilium’s position on such issues. In the event that Auxilium choose at in its sole discretion not to defend such suit, Ipsen shall have the right but not the obligation to defend such suit.

12.5.3	Third Party License. If Ipsen would be prevented from using, selling or importing Product in any country of the Territory on grounds that by doing so Ipsen would infringe a Valid Claim of Patent Rights held by a Third Party in said country (the “Blocking Third Party IP”), Ipsen shall notify Auxilium and give Auxilium a reasonable opportunity to oppose or otherwise resolve such claim. In the event that Auxilium elects not to oppose the claim or does not successfully obtain any necessary license, Ipsen shall have the right to negotiate directly with such Third Party for a license under the Blocking Third Party IP. If Ipsen licenses the Blocking Third Party IP, then fifty percent (50%) of any royalties on product sales paid by Ipsen to such Third Party in such country with respect to Blocking Third Party IP shall be deducted from any royalty payments payable to Auxilium by Ipsen under the applicable provisions of Section 10.2 provided, however that no

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such deduction will be more than fifty percent (50%) of any amount due Auxilium in any Calendar Quarter.

In case of any litigation relating to Blocking Third Party IP and until final decision of the appropriate court, Ipsen shall be entitled to pay 50% of all royalties due to Auxilium on Net Sales made in the relevant country, into an escrow account opened with a bank to which Auxilium shall have no reasonable objection. Adjustment between monies placed in escrow and monies effectively due to the Third Party and Auxilium pursuant to the preceding paragraph, shall be made in good faith between the Parties in a timely manner.

12.5.4	Settlement. Ipsen shall not settle any action pursuant to this Section 12.5 without Auxilium’s consent, such consent not to be unreasonably withheld.

13.	INDEPENDENT CONTRACTOR

Ipsen shall act solely as an independent contractor and nothing in this Agreement shall be construed to give Ipsen the power or authority to act or contract for Auxilium. Ipsen shall not use the Auxilium name or logo in a manner that might suggest Ipsen is Auxilium’s agent. Ipsen shall not use the Auxilium name or logo on its stationary, business cards, or advertising without the prior written consent of Auxilium. All uses of the Auxilium name or logo by Ipsen must include a reference to the distributor relationship and include Ipsen’s name. In addition, Ipsen shall not use the Auxilium name or logo for any reason, except in accordance with this Agreement, without the prior written consent of Auxilium.

14.	TERM AND TERMINATION

14.1 Term. The term of the Agreement shall commence on its Effective Date and, unless sooner terminated as provided herein, shall continue in full force and effect on a country by country basis until Ipsen, its Affiliates or Sub-licensees have no remaining royalty obligations as set forth in Section 10.2 of this Agreement (the “Term”). Upon expiry of this Agreement, Ipsen shall be granted a fully paid-up, irrevocable and perpetual non-exclusive license under all Auxilium IP Rights and a fully paid-up, irrevocable and perpetual exclusive license under the Trademark.

14.2 Termination.

14.2.1 Either Party may terminate this Agreement, in whole or in part as applicable, effective immediately upon receipt of written notice to the other Party, under the following circumstances:

(a)	if the other Party is in material breach or default with respect to any term or provision hereof and fails to cure the same within thirty (30) days of receipt of written notice of said breach or default; or

(b)	if the other Party is adjudged bankrupt, files or has filed against it any petition under any bankruptcy, insolvency or similar law, has a receiver

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appointed for its business or property, or makes a general assignment for the benefit of its creditors; or

(c)	where the right to terminate the Agreement is specifically provided for herein.

14.2.2	Ipsen may terminate this Agreement in case of termination of the Bentley Agreement immediately upon notice to Auxilium. In the case of such termination of the Bentley Agreement, Auxilium shall use commercially reasonable efforts to present Ipsen to Bentley Pharmaceuticals Inc. so that Ipsen may secure its rights under the Bentley IP Rights.

14.3	Resulting Obligations. Upon termination or expiration of this Agreement:

14.3.1	Product.

(a)	In the event of termination by Auxilium pursuant to Section 14.2, all rights to the Product shall revert to Auxilium free of charge and Ipsen shall have no further rights with respect to the Product. Ipsen shall, at Auxilium’s election, return, store or destroy (at Auxilium’s expense) any Product remaining in Ipsen’s possession at the time of termination or expiration.

(b)	In the event of termination by Ipsen pursuant to Section 14.2, Ipsen shall be entitled to; (i) return all unsold Product and unused Samples to Auxilium at Auxilium’s expense and to receive a full refund of the Supply Price paid to Auxilium for the Product and Samples returned by Ipsen, or (ii) continue to sell Product according to the terms of this Agreement until all inventory is sold or for six (6) months, whichever shall occur first.

14.3.2	Trademark. Except in case of termination pursuant to Section 14.2.2 and except as provided for in and Section 14.3.1(b) (ii), Ipsen shall terminate any use of the Trademark and shall, at Auxilium’s election, either destroy or return to Auxilium at Ipsen’s cost all literature, labels, or other materials, incorporating or bearing same. Ipsen shall cooperate with Auxilium and execute any and all documents requested by Auxilium for the purpose of canceling any registered user or other rights with respect to the Trademark. or, at Auxilium’s election, in transferring such rights to Auxilium or its designee.

14.3.3	Data. Except in case of termination pursuant to Section 14.2.2 and except as provided for in Section 14.3.1(b) (ii), Ipsen shall cease using all information and technical and other data provided by Auxilium relating to the Product, and shall, at Auxilium’s option, return to Auxilium or destroy all such data having physical form and all copies thereof, and shall continue to abide by its obligation of confidentiality set forth in Section 15 below.

14.3.4	Approvals. Except in case of termination pursuant to Section 14.2.2 and except as

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provided for in Section 14.3.1(b) (ii), Ipsen shall promptly assign or otherwise cause to be transferred to Auxilium, or Auxilium’s designee, all Marketing Authorizations and/or Regulatory Approvals or any other government registrations or approvals having to do with the Product that are in Ipsen’s name and shall make no further use of the same.

14.3.5	Survival of Rights. All of the remedies provided for in this Section 14.3 are in addition to the other rights and remedies available to the Parties on termination and this Section 14.3 is not intended to limit any of those rights or remedies.

15.	CONFIDENTIALITY

15.1 All information, whether in oral, written, graphic or electronic form, disclosed by either Party (“Disclosing Party”) to the other and/or any of its subsidiaries, subdivisions, parent companies, affiliates agents or consultants (“Receiving Party”), and all notes, documents and materials prepared by or for either Party which reflect, interpret, evaluate, include or are derived therefrom, shall be deemed to be “Confidential Information.” In particular, Confidential Information shall include, without limitation, any trade secret, proprietary information, invention, research and development work, work-in-process, technology, technique, know-how, design, specification, program, unpublished data, procedure (including operating procedures), computer software, data base or programming, idea, sample, strategy, budget, projection, development, process, formulation, method, guideline, policy, proposal, contract, test data or data file, or any engineering, manufacturing, marketing, servicing, financing, pricing, cost, profit, personnel or salary structure/compensation information relating to the past, present or future operations, products, services, technology, sales, suppliers, clients, customers, employees, investigators, investors or business of Disclosing Party. In addition, “Confidential Information” includes any trade secrets, data (technical or non-technical) or confidential information relating to the past, present or future operations, organization, business, projects or finances of any Third Party to which Disclosing Party owes a duty of confidentiality including, without limitation, the mere fact that Disclosing Party is or may be working with or for any client.

15.2 Receiving Party shall not use or disclose such Confidential Information to others (except its employees who reasonably require same for the purposes hereof and who are bound to it by a like obligation as to confidentiality) without the express written permission of Disclosing Party, except for Confidential Information that (i) can be demonstrated by written records to be known to Receiving Party from a source other than Disclosing Party at the time of receipt; or (ii) was subsequently otherwise legally acquired by Receiving Party from a third Party having an independent right to disclose the information; or (iii) is now or later becomes publicly known without breach of this Agreement by Receiving Party or any Party that received such Confidential Information from Receiving Party.

15.3	Press Release. No public announcement or other disclosure by the Parties concerning the existence of or terms of this Agreement shall be made, either directly or

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indirectly, by either Party to this Agreement, without first obtaining the written approval of the other Party and agreement upon the nature and text of such announcement or disclosure, such consent not to be unreasonably withheld. The Party desiring to make any such public announcement or other disclosure shall inform the other Party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, and shall provide the other Party with a written copy thereof. Each Party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this Agreement to any governmental or regulatory agencies, including requests for confidential treatment of proprietary information of either Party included in any such disclosure.

16.	REPRESENTATIONS AND WARRANTIES

16.1	Representations and Warranties of Auxilium. Auxilium makes the following covenants, representations and warranties to Ipsen and does so in full understanding and acknowledgement that Ipsen is relying on the said representations and warranties in concluding the present Agreement:

16.1.1	Status. Auxilium is a corporation organized and existing under the laws of the State of Delaware, United States of America. No action has been taken by the directors, officers or shareholders of Auxilium to dissolve Auxilium. Auxilium has the corporate power and authority to enter into the present Agreement and to perform all its obligations hereunder.

16.1.2	All Necessary Proceedings. Auxilium has taken all necessary corporate actions and proceedings to enable it to enter into the present Agreement.

16.1.3	No Other Agreements for the Product. Auxilium has not made any written or oral agreement or undertaking with any Third Party regarding the rights to sell the Product in Territory.

16.1.4	No Violation and Consent. Auxilium warrants that the execution, delivery and performance of this Agreement by it (a) does not and will not violate or conflict with any provision of law or any provision of its articles of incorporation or by-laws; and (b) does not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, or require any consent under, or result in the creation of any lien, charge or encumbrance upon any of its property or assets pursuant to any material instrument or agreement to which it is a Party or by which it or its properties may be bound or affected. Auxilium warrants that (i) all consents from Bentley Pharmaceuticals Inc. relating to the execution of this Agreement have been properly and timely obtained by Auxilium and (ii) Auxilium’s grant of the Manufacturing Option under Section 5.3 of this Agreement does not infringe the rights of any Third Party to whom Auxilium is obligated.

16.1.5	Compliance. With respect to Product supplied by Auxilium, Auxilium warrants that the Product shall meet Specifications to the expiry date marked on the

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Product; provided, however, that such warranty shall not apply in the event the Product’s failure to meet Specifications is the result of improper handling and/or storage of the Product after delivery to Ipsen. Auxilium further warrants that the Product manufactured by or for Auxilium shall comply with the cGMP requirements of the Regulatory Authority.

16.1.6	Non-infringement. Auxilium represents and warrants to the best of its knowledge, as of the Effective Date, (i) that there are no outstanding claims or allegations that the Product and/or the Trademark infringe upon any rights of a Third Party and (b) that the Product and the Trademark do not infringe upon any rights of a Third Party. Auxilium represents and warrants that subject to legal and contractual limitations imposed upon Auxilium as the licensee of the Bentley Patent Rights, it will take all commercially reasonable actions necessary to maintain patent protection for the Product in the Territory during the Term.

16.1.7	Intellectual Property Protection. Auxilium has not and will not knowingly or intentionally take any action, and will use its best efforts to assure that its Affiliates will not knowingly or intentionally take any action, during the Term that could adversely affect any intellectual property rights covering the Product, including without limitation, the distinctiveness or value of the Trademark. Auxilium represents and warrants that it will take all commercially reasonable actions necessary to register the Trademark in the Territory, to maintain the registration and to defend the Trademark during the Term.

16.1.8	Bentley Agreement. Auxilium warrants that as of the Effective Date, (i) the Bentley Agreement is in full force and in effect in accordance with its terms, (ii) Auxilium is not in default or breach in any material respect of the Bentley Agreement and (iii) to Auxilium’s knowledge, there is no cause for early termination of the Bentley Agreement. Auxilium shall (i) comply with and observe in all material respects its obligations under the Bentley Agreement and (ii) not terminate or otherwise modify any terms or conditions of the Bentley Agreement in any manner that would materially adversely affect Ipsen’s rights under this Agreement without the prior written consent of Ipsen.

16.1.9	Right to Grant Licenses. To Auxilium’s knowledge, Auxilium is the sole and exclusive owner or licensee of all intellectual property rights needed to market, distribute and sell the Product in the Territory. Auxilium has the full right, power and authority to grant the rights granted to Ipsen hereunder, free and clear of any mortgage, lien or encumbrance.

16.1.10	Disclosure. Ipsen has the right to use under this Agreement all Auxilium IP Rights relating to the Product necessary for Ipsen to perform its obligations under this Agreement.

16.2	Representations and Warranties of Ipsen. Ipsen makes the following covenants, representations and warranties to Auxilium and does so in full understanding

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and acknowledgement that Auxilium is relying on the said representations and warranties in concluding the present Agreement:

16.2.1	Status. Ipsen is a corporation organized and existing under the laws of The Netherlands. No action has been taken by the directors, officers or shareholders of Ipsen to dissolve Ipsen. Ipsen has the corporate power and authority to enter into the present Agreement and to perform all its obligations hereunder.

16.2.2	All Necessary Proceedings. Ipsen has taken all necessary corporate actions and proceedings to enable it to enter into the present Agreement.

16.2.3	No Violation. Ipsen warrants that the execution, delivery and performance of this Agreement by it (1) does not and will not violate or conflict with any provision of law or any provision of its articles of incorporation or by-laws; and (2) does not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, or require any consent under, or result in the creation of any lien, charge or encumbrance upon any of its property or assets pursuant to any material instrument or agreement to which it is a Party or by which it or its properties may be bound or affected.

16.2.4	Compliance. Ipsen warrants that it shall comply with all applicable laws in relation to the storage, handling, distribution, marketing and sale of the Product. Ipsen shall not, and it shall cause its Affiliates and Sub-licensees not to, do anything that would adversely affect the reputation and goodwill of Auxilium or of its Affiliates or adversely affect the reputation of the Product or the Trademark.

16.2.5	Technical Know-How. Ipsen represents that Ipsen and its Affiliates has the necessary experience, know-how and personnel to enable it to comply with all applicable laws governing the sale of the Product in the Territory.

16.3	THE WARRANTIES SET OUT ABOVE ARE THE ONLY WARRANTIES GIVEN BY EITHER PARTY AND ARE MADE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED. THERE IS NO OTHER CONDITION OR WARRANTY THAT PRODUCT SHALL BE MERCHANTABLE, OF SATISFACTORY QUALITY, FIT FOR ANY PARTICULAR PURPOSE, IN ACCORDANCE WITH ANY SAMPLE, AS DESCRIBED IN ANY LITERATURE, OR THAT ITS SALE OR USE DOES NOT INFRINGE THE RIGHTS OF OTHERS.

17.	INDEMNIFICATION

17.1 With respect to Product supplied by Auxilium pursuant to Section 9 of this Agreement:

17.1.1	Auxilium. Auxilium shall indemnify and hold Ipsen harmless from and against

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any and all loss, including, without limitation, court costs and reasonable attorneys’ fees and expenses regardless of outcome, arising out of any and all governmental or private actions based upon (i) Auxilium’s or its Affiliates’ gross negligence and willful malfeasance, (ii) a failure of the Product to meet the Specifications up to the expiry date marked on the Product, except where such failure is caused by improper storage and or handling of the Product after delivery to Ipsen’s Warehouse; (iii) design defects of the Product; or (iii) labeling defects in countries where Auxilium or its Affiliates holds the Marketing Authorizations, except if, and to the extent that, any such loss is related in any way to the gross negligence or willful malfeasance of Ipsen, its Affiliates or Sub-licensee(s).

17.1.2	Ipsen. Ipsen shall indemnify and hold Auxilium harmless from and against any and all loss, including without limitation court costs and reasonable attorneys’ fees and expenses regardless of outcome, arising out of any and all governmental or private actions that are related in any way to (i) Ipsen’s, its Affiliates’ or its Sub-licensees’ gross negligence or willful malfeasance; (ii) Ipsen’s, its Affiliates’ or its Sub-licensees’ storage or handling of the Product; (iii) labeling defects in countries where Ipsen holds the Marketing Authorizations (iv) Ipsen’s, its Affiliates’ or its Sub-licensees’ marketing, advertising or selling practices in the Territory; or (v) to any claim of failure by Ipsen or its Affiliates to comply with legal and/or governmental regulatory requirements relating to the Product, except if, and to the extent that, any such loss is related in any way to the gross negligence or willful malfeasance of Auxilium or its Affiliates.

17.2	With respect to the Product Ipsen makes or has made:

17.2.1	Auxilium. Auxilium shall indemnify and hold Ipsen harmless from and against any and all loss, including, without limitation, court costs and reasonable attorneys’ fees and expenses regardless of outcome, arising out of any and all governmental or private actions based upon (i) design defects of the Product, (ii) labeling defects in countries where Auxilium or its Affiliates holds the Marketing Authorizations and (iii) Auxilium’s or its Affiliates’ gross negligence and willful malfeasance except if, and to the extent that, any such loss is related in any way to the gross negligence or willful malfeasance of the Ipsen or its Affiliates or Sub-licensee(s).

17.2.2	Ipsen. Ipsen shall indemnify and hold Auxilium harmless from and against any and all loss, including without limitation court costs and reasonable attorneys’ fees and expenses regardless of outcome, arising out of any and all governmental or private actions that are related in any way to (i) a failure of the Product to meet the Specifications up to the expiry date marked on the Product; (ii) labeling defects in countries where Ipsen holds the Marketing Authorizations; (iii) Ipsen’s, its Affiliates’ or its Sub-licensee’s negligence or willful malfeasance; (iv) Ipsen’s, its Affiliates’ or its Sub-licensee’s storage or handling of the Product; (iv) Ipsen’s, its Affiliates’ or its Sub-licensee’s marketing, advertising or selling practices; or (v) to any claim of failure by Ipsen, its Affiliates or its Sub-licensee(s) to comply

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with legal and/or governmental regulatory requirements relating to the relating to the Product, except if, and to the extent that, any such loss is related in any way to the negligence or willful malfeasance of Auxilium or its Affiliates.

17.3	Notice of Claim to Indemnification. In the event of any claim being made against a Party hereto (the “Indemnified Party”) for which the other Party (the “Indemnifying Party”) has agreed to indemnify the Indemnified Party pursuant to this Section 17, the Indemnifying Party shall be promptly notified thereof and the Indemnifying Party may, in its discretion and at any time, assume and control all negotiations for the settlement of the same and any litigation (including, but not limited to, the defense of any claim) that may arise therefrom regardless of whether it is the Indemnified Party or the Indemnifying Party. The Indemnified Party shall provide such assistance with respect to any settlement or litigation efforts by the Indemnifying Party as the Indemnifying Party may reasonably request. Subject to the other provisions of this Section 17, the Indemnifying Party may, at its sole expense, participate in the defense of any claim hereunder with counsel of its own choice.

17.4	Limitations. IPSEN AND AUXILIUM EACH AGREE THAT IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (WHETHER IN CONTRACT OR IN TORT).

18.	INSURANCE

18.1	Ipsen Insurance. Upon obtaining Marketing Authorization for the Product in the Territory and during the Term and for a period of three (3) years thereafter, Ipsen, at its sole expense shall maintain a policy of self-insurance or a policy in full force and effect with an insurance company or companies having A. M. Best Rating of an “A-: Class VII” or better, commercial general liability insurance, including personal injury, blanket contractual liability and broad form property damage, with a five million Dollars ($5,000,000) combined single limit per occurrence and product liability insurance, in the amount of five million Dollars ($5,000,000) per each occurrence and in the general aggregate. Within thirty (30) days of obtaining Marketing Authorization for the Product in the Territory, Ipsen shall provide to Auxilium a certificate of insurance indicating that such obligations have been satisfied.

18.2	Auxilium Insurance. Upon obtaining Marketing Authorization for the Product in the Territory and during the Term and for a period of three (3) years thereafter, Auxilium, at its sole expense shall maintain in full force and effect with an insurance company or companies having A. M. Best Rating of an “A-: Class VII” or better commercial general liability insurance, including personal injury, blanket contractual liability and broad form property damage, with a five million Dollars ($5,000,000) combined single limit per occurrence and product liability insurance, in the amount of five million Dollars ($5,000,000) per each occurrence and in the general aggregate. Auxilium shall designate Ipsen and its Affiliates as “additional insureds” under all insurance policies referenced in this Section. Within thirty (30) days of obtaining Marketing Authorization for the

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Product in the Territory, Auxilium shall provide to Ipsen a certificate of insurance indicating that such obligations have been satisfied.

19.	FORCE MAJEURE

Neither Party shall be liable for any delay or default in such Party’s performance hereunder if such default or delay is caused by events beyond such Party’s control including, but not limited to, acts of God, war or insurrection, civil unrest, disease or calamity affecting the raw materials or equipment used in the production of Product, earthquake, fire, flood or storm, labor disturbances or epidemic. An event of Force Majeure shall have no effect on Ipsen’s obligation to pay for Product already delivered as required by this Agreement.

In the event that either Party is forced to rely on this Section due to an event of Force Majeure, the Parties agree that, after the event of Force Majeure has ended, they will meet to discuss any issues with the Agreement resulting from the Force Majeure and that the Parties will negotiate in good faith to resolve any such issues. Should an event of Force Majeure continue for more than six (6) months, the Party not relying on this Section shall have the right to terminate this Agreement by giving thirty (30) days written notice to the other Party of its intent to terminate.

20.	SUCCESSORS IN INTEREST

20.1 Neither Party may assign this Agreement or any rights hereunder or delegate the performance of any duties hereunder without the prior written approval of the other Party, which approval shall not be unreasonably delayed or withheld; provided, however, that without such consent either Party may assign this Agreement to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets, stock or business, or its merger, consolidation or combination with or into another entity or acquisition of another entity. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

20.2 Notwithstanding Section 20.1, in the event that this Agreement is transferred or sold with all or substantially all of a Party’s assets, stock or business, or that Party is merged, consolidated or combined with or into another entity or acquires another entity as provided for in Section 20.1, and (a) that entity holds the rights to a Competing Product, as that term is defined in Section 1.11 ; or, (b) the other Party acting reasonably cannot continue in this contractual relationship with this new entity, then either Party has three (3) months to give notice to the other Party of its intent to terminate the Agreement, such termination to be effective sixty (60) days after receipt of notice of termination.

21.	DISPUTE RESOLUTION

Except as set forth in Section 21.5, below, any dispute, controversy or claim arising out of or relating to this Agreement, or the breach or termination thereof, shall be settled as

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follows:

21.1	Reference to Executives. In the event of a significant controversy, claim, or dispute arising out of or relating to this Agreement or any significant breach thereof (hereinafter collectively referred to as a “Dispute”), the Parties agree that the Dispute shall be described in writing by one or both of the Parties and copies of the description shall be sent to the President of Ipsen Farmaceutica B.V. and to the CEO of Auxilium Pharmaceuticals, Inc. These executives will then have fifteen (15) days from receipt of such Dispute description to attempt in good faith to resolve the Dispute. In the event that the Dispute is not resolved within this fifteen (15) day time period, then either Party can proceed to mediation of the Dispute, as described in Section 21.2.

21.2	Mediation. The Parties shall then attempt in good faith to resolve any significant controversy, claim, or dispute arising out of or relating to this Agreement or any significant breach thereof through mediation with a mutually agreed mediator. If the mediation of such Dispute does not commence within thirty (30) days (or such other period of time mutually agreed upon by the Parties) of the receipt of a written request for such mediation by the other Party, or if the Dispute is not resolved within thirty (30) days (or such other period of time mutually agreed upon by the Parties) of commencing such mediation, or if the Party against which a claim has been asserted refuses to attend such mediation, or the Parties are unable to agree upon a mediator, then either Party may proceed to litigation, as provided for in Section 21.3.

21.3	Arbitration. Only in the event that a Dispute is not resolved through mediation, as provided above, may the Parties submit the Dispute to arbitration under the Rules of Arbitration of the International Chamber of Commerce. The Arbitral Tribunal shall consist of three (3) arbitrators. The place of arbitration shall be London, England and the arbitration proceedings shall be held in English. The award shall be final and judgment upon such an award may be entered in any competent court or application may be made to any competent court for juridical acceptance of such an award and order of enforcement.

21.4	Governing Law. In the event that a Dispute is not resolved though mediation, as provided above, the laws of England shall apply to any arbitration or litigation initiated under this Agreement (regardless of its or any other jurisdiction’s choice of law principles).

21.5	Restraining Order. The dispute resolution procedures set forth herein shall not limit a court from granting a temporary restraining order or a preliminary injunction in order to preserve the status quo of the parties pending arbitration or to protect a Party’s trademark or confidential or proprietary information. Further, the arbitrator shall have power to enter such orders by way of interim award, and such orders shall be enforceable in court.

22.	NOTICE

Any notice required or permitted to be given hereunder shall be deemed sufficient if sent

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by facsimile letter or overnight courier, or delivered by hand to Auxilium or Ipsen at the respective addresses set forth below or at such other address as either Party hereto may designate. If sent by facsimile letter, notice shall be deemed given when the transmission is completed if the sender has a confirmed transmission report. If a confirmed transmission report does not exist, then the notice will be deemed given when the notice is actually received by the person to whom it is sent. If delivered by overnight courier, notice shall be deemed given when it has been signed for. If delivered by hand, notice shall be deemed given when received.

All notices to Auxilium shall be addressed as follows:

Auxilium Pharmaceuticals, Inc.

160 W. Germantown Pike

Norristown, PA 19401

Attention: President (fax: 610-279-8205)

cc: General Counsel (fax: 610-279-8205)

All notices to Ipsen shall be addressed as follows:

Ipsen Farmaceutica B.V.

Hoofdweg Oostzijde 620

NL – 2132 MJ Hoofddorp

The Netherlands

Attention: President (fax: 00.31.23.554.16.09)

cc: General Counsel (fax: 00.33.1.44.30.43.21)

23.	SURVIVAL

The provisions of Sections 14.3, 15, 16, 17, 18, 21, 22 and this Section 23 shall survive expiration or termination of this Agreement.

24.	ADDITIONAL TERMS

24.1	Entire Agreement. This Agreement, together with the Schedules attached hereto, constitutes the entire understanding between the Parties with respect to the Product, and supersedes and replaces all previous negotiations, understandings, representations, writings, and contract provisions and rights relating to the subject matter hereof. The Parties agree that all supply and distribution of the Product hereunder shall be subject to and governed by the terms and provisions set forth herein, and none of the terms and conditions contained on any purchase or order form, invoice, or other writing, shall change the provisions of this Agreement unless it is signed and delivered by both Parties and it clearly indicates that the Parties intend to vary the terms hereof.

24.2	Amendments; No Waiver. No provision of this Agreement may be amended,

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revoked or waived except by writing signed and delivered by an authorized officer of each Party. Any waiver on the part of either Party of any breach or any right or interest hereunder shall not imply the waiver of any subsequent breach or waiver of any other right or interest.

24.3	Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

24.4	Headings. The descriptive headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning of or interpretation of this Agreement.

24.5	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives to be effective as of the Effective Date.

Auxilium Pharmaceuticals, Inc.		Ipsen Farmaceutica B.V.

By:	/s/ Geraldine Henwood	By:	/s/ Thibaud Eckenschwiller

	Geraldine Henwood		Thibaud Eckenschwiller

Date:	March 26, 2004	Date:	March 26, 2004

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SCHEDULE 1 TO THE LICENSE AND DISTRIBUTION AGREEMENT

1.	Issued Patents

Country	Patent No.

US	5,023,252
Belgium	248,885
Denmark	167,343
France	248,885
Germany	P3,690,626.3
Great Britain	2,192,134
Italy	248,885
Korea	84,759
Luxembourg	WO 873,473
Switzerland	666,813

2.	PCT Patent Application

International Application Number—[**]

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SCHEDULE 2 TO THE LICENSE AND DISTRIBUTION AGREEMENT

Testim TM 1% Gel (testosterone) Proposed Finished Product Release Specifications for MRP*

ATTRIBUTES	Release Specification
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

[** ]

[**]

[**]

These specifications are subject to change up until the time that the MRP application is approved.

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SCHEDULE 3 TO THE LICENSE, DISTRIBUTION AND SUPPLY AGREEMENT

Minimum	Sales Requirements

1.	Global Minimum Sales

[**]	Global Minimum Sales
[**]	[**] of sales forecasts for this period
[**]	[** ]of sales forecasts for this period
[**]	[** ]of sales forecasts for this period

Sales forecasts will be provided by Ipsen within sixty (60) days from the date of initiation of the Mutual Recognition Procedure in Europe.

2.	Country Minimum Sales

	France	Italy	Germany	Spain	UK
A1	[**]	[**]	[**]	[**]	[**]
A2	[**]	[**]	[**]	[**]	[**]
A3	[**]	[**]	[**]	[**]	[**]

Sales forecasts will be provided by Ipsen within sixty (60) days from the date of initiation of the Mutual Recognition Procedure in Europe.

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SCHEDULE 4 TO THE LICENSE AND DISTRIBUTION AGREEMENT

[**]

Units purchased by Calendar Year (000s)	P1	Y1	Y2	Y3	Y4	Y5	Y6	Y7	Y8	Y9
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

Note: Unit equates to monthly unit containing 30-5g tubes

After Y9, this Supply Price will be negotiated in good faith by the Parties, but it shall be no higher than Supply Price paid by Ipsen in Y9.

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